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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABBOTT LABORATORIES
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	36-0698440 (I.R.S. Employer Identification No.)

Abbott Laboratories 100 Abbott Park Road Abbott Park, Illinois (Address of Principal Executive Offices)	60064-6400 (Zip Code)

ABBOTT LABORATORIES 1996 INCENTIVE STOCK PROGRAM
(Full Title of the Plan)

Jose M. de Lasa
Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (847) 937-5200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (a)	Proposed Maximum Aggregate Offering Price (a)	Amount of Registration Fee (a)

Common shares (without par value)	23,205,294	$49.185	$1,141,352,385	$285,338

(a)
The Common Shares registered hereunder represent that number of shares with respect to which options may be granted to employees of the Company or its subsidiaries under the Abbott Laboratories 1996 Incentive Stock Program. (An undetermined number of additional shares may be issued if the antidilution provisions of the plan become operative). The filing fee has been calculated in accordance with Rule 457(c) based on the average of the high and low prices of registrant's Common Shares reported in the consolidated reporting system on December 20, 2000.

The contents of Abbott Laboratories 1996 Incentive Stock Program Registration Statement on Form S-8 (File no. 333-93253) are incorporated herein by reference.

Subsequent to Date of Auditors' Report

On December 15, 2000, Abbott Laboratories and BASF announced that the companies have entered into a definitive agreement for Abbott to acquire the pharmaceutical business of BASF, which includes the global operations of Knoll. Under the terms of the agreement, Abbott will pay approximately $6.9 billion in cash. Subject to approval by regulatory agencies and customary closing conditions the transaction, which will be accounted for as a purchase, is expected to be completed in the first quarter of 2001.

Exhibit Index
Located at Page 6

SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, and State of Illinois, on December 22, 2000.

ABBOTT LABORATORIES
By:	/s/ MILES D. WHITE Miles D. White, Chairman of the Board and Chief Executive Officer

Exhibit Index
Located at Page 6

    Each person whose signature appears below constitutes and appoints Miles D. White and Jose M. de Lasa, Esq., and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MILES D. WHITE Miles D. White	Chairman of the Board, Chief Executive Officer, and Director of Abbott Laboratories	December 22, 2000

/s/ JEFFREY M. LEIDEN Jeffrey M. Leiden, M.D., Ph.D.	Executive Vice President, Pharmaceuticals, Chief Scientific Officer, and Director of Abbott Laboratories	December 22, 2000
/s/ GARY P. COUGHLAN Gary P. Coughlan	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer) of Abbott Laboratories	December 22, 2000
/s/ GARY L. FLYNN Gary L. Flynn	Vice President and Controller (Principal Accounting Officer) of Abbott Laboratories	December 22, 2000
/s/ ROXANNE S. AUSTIN Roxanne S. Austin	Director of Abbott Laboratories	December 22, 2000
/s/ H. LAURANCE FULLER H. Laurance Fuller	Director of Abbott Laboratories	December 22, 2000
Exhibit Index Located at Page 6

/s/ JACK M. GREENBERG Jack M. Greenberg	Director of Abbott Laboratories	December 22, 2000
/s/ DAVID A. JONES David A. Jones	Director of Abbott Laboratories	December 22, 2000
/s/ DAVID A. L. OWEN David A. L. Owen	Director of Abbott Laboratories	December 22, 2000
/s/ BOONE POWELL, JR. Boone Powell, Jr.	Director of Abbott Laboratories	December 22, 2000
/s/ A. BARRY RAND A. Barry Rand	Director of Abbott Laboratories	December 22, 2000
/s/ W. ANN REYNOLDS W. Ann Reynolds	Director of Abbott Laboratories	December 22, 2000
/s/ ROY S. ROBERTS Roy S. Roberts	Director of Abbott Laboratories	December 22, 2000
/s/ WILLIAM D. SMITHBURG William D. Smithburg	Director of Abbott Laboratories	December 22, 2000
/s/ JOHN R. WALTER John R. Walter	Director of Abbott Laboratories	December 22, 2000

Exhibit Index
Located at Page 6

EXHIBIT INDEX

Exhibit No.	Description

4	Abbott Laboratories 1996 Incentive Stock Program [incorporated herein by reference; filed as Exhibit 10.1 to Abbott Laboratories' Form 10-Q for the period ended June 30, 2000 (File No. 001-02189) ].
5	Opinion of Jose M. de Lasa, as to the legality of the securities being registered.
23.1	Consent of Arthur Andersen LLP as to the use of their report and references to their firm.
23.2	The consent of counsel, Jose M. de Lasa, is included in his opinion.
24	Power of Attorney is included on the signature page.

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SIGNATURES
EXHIBIT INDEX